NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE
FOR IMMEDIATE RELEASE

NORTHWESTERN ENERGY REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Company reports diluted earnings per share of $0.51 for the third quarter 2015
Narrows full year 2015 guidance to $3.10 - $3.25 per diluted share from the previously announced $3.10 - $3.30
Declares a quarterly dividend of $0.48 per share, payable December 31, 2015

SIOUX FALLS, S.D. - October 22, 2015 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended September 30, 2015. Net income for the quarter was $23.8 million, or $0.51 per diluted share, as compared with net income of $30.2 million, or $0.77 per diluted share, for the same period in 2014. This $6.4 million or 21% decrease in net income is primarily the result of a $16.9 million income tax benefit recognized in the third quarter last year partially offset by income from the November 2014 hydro acquisition. Earnings per share decreased by $0.26 or 34% as a result of the decrease in net income as discussed above and dilution due to the equity issued in November 2014 to fund the hydro acquisition.

Non-GAAP diluted earnings per share for the quarter was $0.51 as compared with $0.38 per diluted share for the same period in 2014. Non-GAAP adjustments reflect the removal of 2014 hydro acquisition related transaction costs and the $16.9 million income tax benefit recognized in the third quarter last year. (For additional information and reconciliation to non-GAAP earnings see "Significant Items Not Contemplated in Guidance" and "Non-GAAP Financial Measures" sections below.)

“We are very pleased with the successful acquisition and financing of the Beethoven Wind Project in South Dakota and reaching a settlement with the South Dakota Public Utilities Commission Staff and intervenors in our first general electric rate case in 34 years in South Dakota. The settlement will be presented to the Commission next week to request their approval. Unfortunately, we also experienced headwinds that caused us to narrow our earnings guidance range toward the lower end of our initial guidance,” said Bob Rowe, President and Chief Executive Officer. “Upward pressure on property and income taxes along with recent regulatory decisions in Montana made it evident that we wouldn’t reach the top end of our initial guidance.”

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

Summary Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenues	$272,739	$251,912	$889,310	$891,916
Cost of Sales	73,577	94,592	265,495	374,494
Gross Margin	199,162	157,320	623,815	517,422

Operating, general and administrative expense	79,296	68,108	222,139	214,557
Property and other taxes	35,712	27,773	100,953	84,292
Depreciation and depletion	35,693	30,452	107,239	91,139
Total Operating Expenses	150,701	126,333	430,331	389,988
Operating Income	48,461	30,987	193,484	127,434
Interest Expense, net	(22,043)	(18,794)	(68,101)	(57,887)
Other Income/(Expense)	3,769	(439)	5,429	4,730
Income Before Income Taxes	30,187	11,754	130,812	74,277
Income Tax (Expense)/Benefit	(6,389)	18,437	(24,616)	9,240
Net Income	$23,798	$30,191	$106,196	$83,517
Average Common Shares Outstanding	47,065	39,141	47,029	39,046
Basic Earnings per Average Common Share	$0.51	$0.77	$2.26	$2.14
Diluted Earnings per Average Common Share	$0.51	$0.77	$2.25	$2.13
Dividends Declared per Common Share	$0.48	$0.40	$1.44	$1.20

Significant items during the quarter include:

•
Completed the purchase of the 80 MW Beethoven wind project near Tripp, South Dakota, for approximately $143 million (subject to customary post closing adjustments). We financed the Beethoven wind project acquisition with a combination of $70 million of South Dakota first mortgage bonds, approximately $57 million of equity and the remainder with short-term borrowings. The $70 million of South Dakota first mortgage bonds were issued in September 2015 at a fixed interest rate of 4.26% maturing in 2040. The equity transaction was completed in October 2015 through the issuance of 1,100,000 shares of our common stock at $51.81 per share.

•
Reached a settlement in our South Dakota electric rate filing with the SDPUC Staff and intervenors providing for an increase in base rates of approximately $20.2 million, based on an overall rate of return of 7.24%. In addition, if approved by the SDPUC, the settlement will allow us to collect approximately $9.0 million annually related to the Beethoven wind project.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended September 30, 2015 was $199.1 million compared with $157.3 million for the same period in 2014. The $41.8 million increase was primarily due to:

•	$40.4 million increase in generation margin from the hydro acquisition;

•	$1.8 million increase in South Dakota electric rates implemented on an interim basis in July 2015;

•	$1.3 million increase in property taxes included in trackers; and

•	$1.1 million increase in electric retail volumes due primarily to customer growth in the residential and commercial categories.

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

These increases were partially offset by:

•	$0.9 million lower demand to transmit energy across our transmission lines due to market pricing and other conditions;

•	$0.5 million decrease in natural gas residential and commercial retail volumes;

•
$0.4 million deferral of initial interim gas production rate revenue based on actual costs in accordance with the final order in the natural gas consolidated 2013/2014 and 2012/2013 tracker docket received in October 2015; and

•	$1.0 million decrease in all other miscellaneous margin.

Consolidated gross margin for the nine months ended September 30, 2015 was $623.8 million compared with $517.4 million for the same period of 2014.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2015 were $79.3 million compared with $68.1 million for the same period in 2014. The $11.2 million increase was primarily due to:

•	$10.8 million hydro operating costs associated with the November 2014 hydro transaction; and

•
$3.5 million decrease in non-employee directors deferred compensation as compared to the prior year, primarily due to an increase in our stock price during the three months ended September 30, 2015. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes up, deferred compensation expense increases; however, we account for the deferred shares as trading securities and their change in value is also reflected in other income with no impact on net income.

These increases were partly offset by:

•	$0.6 million lower legal and professional fees due to hydro transaction costs incurred in the prior period;

•	$0.5 million lower bad debt expense, due to improved collection of receivable from customers; and

•	$2.0 million decreased miscellaneous other expense.

Consolidated operating, general and administrative expenses for the nine months ended September 30, 2015 was $222.1 million compared with $214.6 million for the same period of 2014.

Property and Other Taxes
Property and other taxes were $35.7 million for the three months ended September 30, 2015, as compared with $27.8 million in the same period of 2014. This increase was primarily due to plant additions and higher estimated property valuations in Montana, which includes an estimated $6.4 million from the hydro acquisition. We estimate property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November.

Property and other taxes for the nine months ended September 30, 2015 were $101.0 million compared with $84.3 million for the same period of 2014.

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

Depreciation and Depletion Expense
Depreciation and depletion expense was $35.7 million for the three months ended September 30, 2015, as compared with $30.5 million in the same period of 2014. This increase was primarily due to plant additions, including approximately $4.1 million of depreciation related to the hydro acquisition.

Depreciation and depletion expense for the nine months ended September 30, 2015 was $107.2 million compared with $91.1 million for the same period of 2014.

Operating Income
Consolidated operating income for the three months ended September 30, 2015 was $48.5 million, as compared with $31.0 million in the same period of 2014. This increase was primarily due to the impacts of our hydro acquisition.

Consolidated operating income for the nine months ended September 30, 2015 was $193.5 million compared with $127.4 million for the same period of 2014.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2015 was $22.0 million, as compared with $18.8 million in the same period of 2014. This increase was primarily due to increased debt outstanding associated with the hydro acquisition.

Consolidated interest expense for the nine months ended September 30, 2015 was $68.1 million compared with $57.9 million for the same period of 2014.

Other Expense and Income
Consolidated other income for the three months ended September 30, 2015, was $3.8 million, as compared with an expense of $0.4 million in the same period of 2014. This increase was primarily due to a $3.5 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, had a corresponding increase to operating, general and administrative expenses) and higher capitalization of allowance for funds used during construction.

Consolidated other income for the nine months ended September 30, 2015 was $5.4 million compared with $4.7 million for the same period of 2014.

Income Tax
Consolidated income tax expense for the three months ended September 30, 2015 was $6.4 million, as compared with an income tax benefit of $18.4 million in the same period of 2014. Our effective tax rate for the three months ended September 30, 2015 was 21.2% as compared with (156.9)% for the same period in 2014. The income tax benefit in 2014 included the release of approximately $12.6 million of previously unrecognized tax benefits due to the lapse of statutes of limitation in the third quarter of 2014. In addition, during the third quarter of 2014, we elected the safe harbor method related to the deductibility of repair costs. This resulted in an income tax benefit of approximately $4.3 million for the cumulative adjustment for years prior to 2014, which is included in the prior year permanent return to accrual adjustments. We currently expect our effective tax rate to range between 17%-19% for 2015.

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate of 35% primarily due to the regulatory impact of flowing through federal and state tax benefits of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits. The following table summarizes the differences between our effective tax rate and the federal statutory rate:

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
Income Before Income Taxes	$30.2		$11.8		$130.8		$74.3

Income tax calculated at 35% federal statutory rate	10.6	35.0%	4.1	35.0%	45.8	35.0%	26.0	35.0%

Permanent or flow-through adjustments:
State income, net of federal provisions	(0.9)	(2.8)%	(0.1)	(0.9)%	(0.3)	(0.3)%	0.3	0.3%
Release of unrecognized tax benefit	—	—%	(12.6)	(107.3)%	—	—%	(12.6)	(17.0)%
Prior year permanent return to accrual adjustments	1.0	3.4%	(5.2)	(44.0)%	1.0	0.8%	(5.2)	(7.0)%
Flow-through repairs deductions	(2.8)	(9.2)%	(3.4)	(29.0)%	(17.2)	(13.2)%	(14.9)	(20.0)%
Production tax credits	(0.7)	(2.4)%	(0.3)	(2.6)%	(2.6)	(2.0)%	(2.1)	(2.8)%
Plant and depreciation of flow-through items	(0.4)	(1.2)%	(0.7)	(5.8)%	(1.0)	(0.8)%	(0.2)	(0.2)%
Other, net	(0.4)	(1.6)%	(0.2)	(2.3)%	(1.1)	(0.7)%	(0.5)	(0.7)%
Subtotal	(4.2)	(13.8)%	(22.5)	(191.9)%	(21.2)	(16.2)%	(35.2)	(47.4)%

Income tax expense	$6.4	21.2%	$(18.4)	(156.9)%	$24.6	18.8%	$(9.2)	(12.4)%

Net Income
Consolidated net income for the three months ended September 30, 2015 was $23.8 million as compared with $30.2 million for the same period in 2014. This decrease was primarily due to an income tax benefit included in our 2014 results due to the release of previously unrecognized tax benefits, partly offset by the favorable impacts of our hydro acquisition.

Consolidated net income for the nine months ended September 30, 2015 was $106.2 million as compared with $83.5 million for the same period in 2014.

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

Reconciliation of Primary Changes from 2014 to 2015

	Three Months Ended September 30,			Nine Months Ended September 30,
	Pre-tax	Net	Diluted	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS	Income	Income(1)	EPS
2014 reported	$11.8	$30.2	$0.77	$74.3	$83.5	$2.13

Gross Margin
Hydro operations	40.4	24.8	0.52	120.8	74.3	1.57
So. Dakota electric interim rate increase (subject to refund)	1.8	1.1	0.02	1.8	1.1	0.02
Property tax tracker	1.3	0.8	0.02	2.3	1.4	0.03
Electric retail volumes	1.1	0.7	0.01	(1.7)	(1.0)	(0.02)
Electric transmission capacity	(0.9)	(0.6)	(0.01)	—	—	—
Natural gas retail volumes	(0.5)	(0.3)	(0.01)	(8.7)	(5.4)	(0.11)
Gas production deferral	(0.4)	(0.2)	—	(1.6)	(1.0)	(0.02)
Electric QF adjustment	—	—	—	(4.3)	(2.6)	(0.06)
Operating expense recovered in trackers	—	—	—	(1.4)	(0.9)	(0.02)
Other	(1.0)	(0.6)	(0.01)	(0.9)	(0.6)	(0.01)
Subtotal - Gross Margin	41.8	25.7	0.54	106.3	65.3	1.38
OG&A Expense
Hydro Operations	(10.8)	(6.6)	(0.14)	(32.7)	(20.1)	(0.43)
Non-employee directors deferred compensation	(3.5)	(2.2)	(0.05)	1.4	0.9	0.02
Bad debt expense	0.5	0.3	0.01	3.3	2.0	0.04
Hydro transaction costs	0.6	0.4	0.01	2.3	1.4	0.03
Employee benefit and compensation costs	—	—	—	(3.6)	(2.2)	(0.05)
Insurance recovery, net	—	—	—	20.8	12.8	0.27
Operating expense recovered in trackers	—	—	—	1.4	0.9	0.02
Other	2.0	1.2	0.03	(0.4)	(0.2)	—
Subtotal - OG&A Expense	(11.2)	(6.9)	(0.14)	(7.5)	(4.5)	(0.10)
Other items
Depreciation and depletion expense	(5.2)	(3.2)	(0.07)	(16.1)	(9.9)	(0.21)
Property and other taxes	(7.9)	(4.9)	(0.10)	(16.7)	(10.3)	(0.22)
Interest expense	(3.2)	(2.0)	(0.04)	(10.2)	(6.3)	(0.13)
Other income (incl. offset to non-employee deferred comp above)	4.2	2.6	0.05	0.7	0.4	0.01
Permanent and flow-through adjustments to income tax		(17.7)	(0.37)		(12.0)	(0.25)
Impact of higher share count	—	—	(0.13)	—	—	(0.36)
Subtotal - Other items	(12.1)	(25.2)	(0.66)	(42.3)	(38.1)	(1.16)

Total impact of above items	18.4	(6.4)	(0.26)	56.5	22.7	0.12

2015 reported	$30.2	$23.8	$0.51	$130.8	$106.2	$2.25

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.

Liquidity and Capital Resources
As of September 30, 2015, our total net liquidity was approximately $142.2 million, including $10.1 million of cash and $132.1 million of revolving credit facility availability. This compares to total net liquidity at December 31, 2014 of $102.5 million.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.48 per share, payable December 31, 2015 to common shareholders of record as of December 15, 2015.

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our updated 2015 and final 2014 earnings guidance of $3.10 - $3.25 and $2.60 - $2.75 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using a 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

					ESTIMATED TO MEET GUIDANCE
2015	Q1 '15	Q2 '15	Q3 '15	YTD '15	Q4 '15		Full Year '15
					Low	High	Low	High
Reported GAAP diluted EPS	$1.09	$0.65	$0.51	$2.25	$0.93	$1.08	$3.18	$3.33

Non-GAAP Adjustments:

Weather - unfavorable	0.09	0.02	—	0.11	?		0.11
Insurance settlement	—	(0.27)	—	(0.27)	?		(0.27)
QF liability adjustment	—	0.08	—	0.08	?		0.08

Adjusted diluted EPS	$1.18	$0.48	$0.51	$2.17	$0.93	$1.08	$3.10	$3.25

2014	Q1 '14	Q2 '14	Q3 '14	YTD '14	Q4 '14		Full Year '14

Reported GAAP diluted EPS	$1.17	$0.20	$0.77	$2.13	$0.85		$2.99

Non-GAAP Adjustments:

Weather (favorable) / unfavorable	(0.05)	0.01	—	(0.04)	0.02		(0.02)
Hydro transaction (prof. fees & bridge financing)	0.04	0.04	0.04	0.12	0.12		0.24
Hydro operations (Nov.18 - Dec. 31)	—	—	—	—	(0.14)		(0.14)
Hydro equity dilution (1)	—	—	—	—	0.08		0.08
Income tax adjustments (2)	—	—	(0.43)	(0.43)	(0.04)		(0.47)

Adjusted diluted EPS	$1.16	$0.25	$0.38	$1.78	$0.89		$2.68
1) 2014 Guidance excluded all earnings impacts from the hydro acquisition (transaction expense and income from operations) and assumed 39.3 million diluted shares outstanding (i.e. our share count absent the shares issued in November 2014 to fund the hydro acquisition).

2) Adjustment to income tax expense to remove the flow through benefit related to the release of unrecognized tax benefits, 2014 bonus depreciation (bonus benefit was a current year item but not originally contemplated in guidance) and other tax items related to prior years.

2015 Earnings Guidance Updated
NorthWestern's updated the 2015 adjusted earnings guidance range of $3.10 - $3.25 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories;

•	Successful integration and a full year earnings contribution from the hydro assets acquired in November 2014;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 17%-19% (previously 15%-19%) of pre-tax income; and

•	Diluted average shares outstanding of approximately 47.6 million (previously 47.3 million).

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

Company Hosting Investor Conference Call
NorthWestern will host an investor conference call and webcast today, October 22, at 3:30 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting www.webcaster4.com/Webcast/Page/1050/10920. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available for one month beginning at 6:00 p.m. Eastern today at (888) 203-1112 access code 4283628.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 692,600 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation and depletion from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Guidance" and “2015 Earnings Guidance Updated”.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

NorthWestern Reports Third Quarter 2015 Financial Results
October 22, 2015

•
adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2014 Annual Report on Form 10-K, third quarter 2015 and forthcoming Quarterly Reports on Form 10-Q, recent reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com